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                                                                      Exhibit 11
                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                        13 Weeks Ended               26 Weeks Ended
                                     --------------------         --------------------
                                     7/3/94        7/4/93         7/3/94        7/4/93
                                     ------        ------         ------        ------
Net income                        $   12,715    $   12,693     $   26,081   $    28,720
                                  ==========    ==========     ==========   ===========

Shares:
  Weighted average common
     shares outstanding           40,025,842    40,868,228     39,992,663    40,855,386

Net common shares issuable
     on exercise of certain
     stock options                   235,493       391,809        223,512       413,030
                                  ----------    ----------     ----------   -----------
Average common and common
     equivalent shares
     outstanding                  40,261,335    41,260,037     40,216,175    41,268,416
                                  ==========    ==========     ==========    ==========
Earnings per common and
  common equivalent share         $      .32    $      .31     $      .65    $      .70





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